Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the (1) Long Term Incentive Plan, (2) Long Term Incentive Plan Option Agreement, and (3) Long Term Incentive Plan Restricted Stock Unit Award Agreement of Cool Company Ltd. (the Company) and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the consolidated financial statements of the Company for the year ended December 31, 2023 and for the phased period from January 27, 2022 to December 31, 2022 (Successor operations), and the combined carve-out financial statements of Golar Shipping and Vessel Management (a carve-out business of Golar LNG Limited) (the Predecessor) for the phased period from January 1, 2022 to June 30, 2022 and for the year ended December 31, 2021 (Predecessor operations), included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

March 28, 2024